EXHIBIT 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI Reports Q1 2008 Results

Foster City, Calif. – April 23, 2008 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today its results for the first quarter of 2008. For the quarter ended March 31, 2008, the Company reported revenues of $136.6 million, compared to first quarter 2007 revenue of $147.8 million.

Non-GAAP net income was $11.8 million or $0.20 per diluted share in the first quarter of 2008, compared to $19.6 million or $0.30 per diluted share for the same period in 2007.

GAAP net loss was $(5.4) million or $(0.10) per diluted share in the first quarter of 2008, compared to $2.1 million or $0.04 per diluted share for the same period in 2007.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

“We are pleased to report revenue and earnings at the high end of our range due to the better than expected performance of our Fiery business,” said Guy Gecht, CEO of EFI. “At the same time, challenging economic conditions in the US resulted in growth rates in our inkjet business below our expectations. Despite this environment, our inkjet businesses still grew a robust 11% over the prior year, fueled by approximately 20% growth in international markets. We expect to see continued sequential improvement in both our Fiery and inkjet businesses during the current quarter.”

Bond Redemption

The Company also announced today that it is exercising its right to redeem all $240 million outstanding principal amount of its 1.50% Convertible Senior Debentures due 2023 (the “Securities”) on June 2, 2008 (the “Redemption Date”).

The redemption of the Convertible Senior Debentures will reduce the number of shares used in the calculation of earnings per share by approximately 9.1M shares effective as of the redemption date.

The redemption price for the Securities is 100% of the principal amount, plus accrued and unpaid interest (including contingent interest, if any) and additional interest amounts, if any, to, but not including, the Redemption Date. This press release does not constitute a notice of redemption of the Securities. The redemption is made solely pursuant to EFI’s Notice of Redemption, dated May 2, 2008, which will be delivered by the trustee under the indenture to the holders of the Securities.

The Securities may be converted at any time before 5:00 p.m., New York City time, on May 30, 2008, the business day prior to the Redemption Date, in accordance with the terms and conditions set forth in the indenture and the Securities. The Securities are convertible into EFI’s common stock at a rate of 37.8508 shares of common stock per $1,000 principal amount of Securities, subject to adjustment in certain circumstances.

Outlook for Q2 2008

•	For the second quarter of 2008, the Company expects revenues in the range of $141 million to $147 million.

•	For the second quarter of 2008, the Company expects non-GAAP earnings per share of $0.20 to $0.24.

•	For the second quarter of 2008, the Company expects a GAAP income per share of $0.00 to $0.04.

•	For the second quarter of 2008, the Company expects a non-GAAP tax rate of 24% to 25%.

GAAP net income outlook includes an estimated charge related to non-cash based stock compensation expense. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.

	Three Months Ended June 30, 2008
Reconciliation of non-GAAP to GAAP EPS estimates
Non-GAAP EPS estimate	$0.20	$0.24
Amortization of acquisition-related intangibles – pre tax	$(0.12)	$(0.12)
Stock based compensation and other non recurring charges – pre tax	$(0.14)	$(0.14)
Tax effect of non-GAAP adjustments	$0.06	$0.06

GAAP EPS estimate	$0.00	$0.04

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements in this press release include: “We are pleased to report revenue and earnings at the high end of our range due to the better than expected performance of our Fiery business. At the same time, challenging economic conditions in the US resulted in growth rates in our inkjet business below our expectations. Despite this environment, our inkjet businesses still grew a robust 11% over the prior year, fueled by approximately 20% growth in international markets. We expect to see continued sequential improvement in both our Fiery and inkjet businesses during the current quarter.” … “For the second quarter of 2008, the Company expects revenues in the range of $141 million to $147 million.” … “For the second quarter of 2008, the Company expects non-GAAP earnings per share of $0.20 to $0.24.” … “For the second quarter of 2008, the Company expects a GAAP income per share of $0.00 to $0.04.” … “For the second quarter of 2008, the Company expects a non-GAAP tax rate of 24% to 25%.” … “GAAP net income outlook includes an estimated charge related to non-cash based stock compensation expense. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.” … In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies.”

Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results, which include, but are not necessarily limited to, the following: (1) management’s ability to forecast revenues, expenses and earnings, especially on a quarterly basis; (2) unexpected declines in revenues or increases in expenses; (3) any additional costs and expenses related to the investigation into the Company’s past stock option grants and stock option grant practices; (4) the restatement of or significant adjustments to the Company’s reported historical results for prior periods; (5) the potential adverse impact of litigation relating to the Company’s past stock grants and stock option practices; (6) the possibility of additional litigation and governmental actions relating to our past stock grants and stock option practices; (7) current world-wide financial, economic and political difficulties and downturns, including adverse variations in foreign exchange rates, that could affect demand for our products; (8) a significant decline or delay in demand for our products by any of our important OEM partners; (9) the unpredictability of development schedules and commercialization of the products manufactured and sold by our OEM partners; (10) variations in growth rates or declines in the printing and imaging markets across various geographic regions; (11) changes in historic customer order patterns, including changes in customer and channel inventory levels; (12) changes in the mix of products sold leading to variations in operating results; (13) the uncertainty of market acceptance of new product introductions; (14) delays in product deliveries that cause quarterly revenues and income to fall significantly short of anticipated levels; (15) competition and/or market factors, which may adversely affect margins; (16) competition in each of our businesses, including competition from products internally developed by EFI’s customers; (17) excess or obsolete inventory and variations in inventory valuation; (18) intense competition in the industrial and commercial digital inkjet market; (19) the uncertainty of continued success in technological advances, including development and implementation of new processes and strategic products; (20) the challenges of obtaining timely, efficient and quality product manufacturing; (21) litigation involving intellectual property rights or other related matters; (22) our ability to adequately and timely service our debt; (23) our ability to successfully integrate acquired businesses, without operational disruption to our existing businesses; (24) the potential that investments in new business strategies and initiatives could disrupt the Company’s ongoing businesses and may present risks not originally contemplated; (25) the potential loss of sales, unexpected costs or adverse impact on relations with customers or suppliers as a result of acquisitions; (26) differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and (27) any other risk factors that may be included from time to time in the Company’s SEC reports.

EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in color digital print servers, super-wide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The Company’s robust product portfolio includes Fiery® digital color print servers; super-wide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$136,604	$147,831
Cost of revenue	59,402	59,490

Gross profit	77,202	88,341
Operating expenses:
Research and development	36,585	35,753
Sales and marketing	28,734	27,571
General and administrative	13,503	20,288
Restructuring and severance	5,492	—
Amortization of identified intangibles	7,196	8,655

Total operating expenses	91,510	92,267

Loss from operations	(14,308)	(3,926)
Interest and other income, net:
Interest and other income	7,372	7,251
Interest expense	(1,251)	(1,250)

Total interest and other income, net	6,121	6,001

Income (loss) before income taxes	(8,187)	2,075
Benefit from income taxes	2,739	60

Net income (loss)	$(5,448)	$2,135

Fully Diluted EPS calculation
Net income (loss)	$(5,448)	$2,135

After-tax adjustment of convertible debt-related costs	—	—

Income (loss) for purposes of computing diluted net income per share	(5,448)	2,135

Net income (loss) per diluted common share	$(0.10)	$0.04

Shares used in diluted per share calculation	53,783	59,135

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2008	2007
Net income (loss)	$(5,448)	$2,135

Acquisition and intangible amortization costs	7,196	10,354
Restructuring and severance costs – Operating expenses	5,492	—
Restructuring and severance costs – Cost of revenue	30	—
Stock option review costs	1,060	5,059
Stock based compensation expense – Cost of revenue	946	645
Stock based compensation expense – Research and development	3,979	3,048
Stock based compensation expense – Sales and marketing	1,876	1,306
Stock based compensation expense – General and administrative	3,112	3,242

Tax effect of non-GAAP adjustments	(6,460)	(6,235)

Non-GAAP net income	$11,783	$19,554

After-tax adjustment of convertible debt-related expense	750	750

Income for purposes of computing diluted non-GAAP net income per share	$12,533	$20,304

Non-GAAP net income per diluted common share	$0.20	$0.30

Shares used in per share calculation	63,610	68,219

Electronics for Imaging, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2008	December 31, 2007
Assets
Cash, cash equivalents and short-term investments	$477,426	$499,852
Accounts receivable, net	97,054	101,955
Inventories, net	40,884	39,949
Other current assets	21,498	15,844

Total current assets	636,862	657,600

Property and equipment, net	59,440	57,604
Restricted investments	88,580	88,580
Goodwill	212,355	211,780
Intangible assets, net	79,499	86,554
Other assets	43,090	55,621

Total assets	$1,119,826	$1,157,739

Liabilities & Stockholders’ equity
Accounts payable	$41,324	$42,262
Convertible debt	240,000	240,000
Accrued and other liabilities	85,098	96,765
Income taxes payable	6,194	7,896

Total current liabilities	372,616	386,923
Long term taxes payable	22,512	26,820

Total liabilities	395,128	413,743
Total stockholders’ equity	724,698	743,996

Total liabilities and stockholders’ equity	$1,119,826	$1,157,739

Revenue Break-Down

(in thousands) (unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue by Product
Controller products	$68,318	$86,635
Inkjet products	53,385	48,094
Professional printing applications	14,901	13,102

Total	$136,604	$147,831

Revenue by Geographic Area
Americas	$71,635	$79,653
EMEA	48,411	47,172
Japan	11,823	17,196
All other	4,735	3,810

Total	$136,604	$147,831